Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 21, 2013 (except for the reverse stock split described in Notes B and T as to which the date is August 27, 2013), with respect to the financial statements of Applied Optoelectronics, Inc. contained in the Prospectus (File No. 333-190591), filed on September 26, 2013, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/GRANT THORNTON LLP

Houston, Texas

November 19, 2013